Exhibit 99.4

Decent Holding Inc. (the “Issuer” or “Company”)

No. 106 Aokema Avenue,

Lashan District, Yantai City,

Shandong Province, People’s Republic of China

Date: August 22, 2025

Re: PRC Legal Opinion in Relation to Certain Legal Matters

Dear Sirs or Madams,

We are qualified lawyers of the People’s Republic of China (the “PRC”, solely for the purpose of issuing this legal opinion, excluding Hong Kong, Macau and Taiwan) and as such are qualified to issue this opinion on the laws of the PRC effective as of the date hereof.

We have acted as the PRC legal counsel to the Issuer, a company incorporated under the laws of the Cayman Islands, solely in connection with the proposed follow-on offering (the “Offering”) of 13,333,333 class A ordinary shares, par value US$0.0001 per share (the “Class A Shares”) of the Company and up to 26,666,666 warrants (the “Warrants”) to purchase up to 26,666,666 Class A Ordinary Shares (the “Warrant Shares”), by the Company as set forth in the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933 (as amended) in relation to the Offering.

1.	Assumptions and Statements

1.1 In rendering the opinions expressed below, we have relied on the following assumptions, which we do not independently verify: (a) the factual parts of all original documents submitted to us by the PRC Entities are genuine, and all copies of the documents submitted to us by the PRC Entities conform with their originals; (b) all signatures, chops and seals on all such documents which bear such signatures, chops and seals are genuine; (c) all oral and written statements made to us by any of the PRC Entities, are true, accurate and complete, with nothing concealed, falsified or omitted; (d) all covenants, representations, warranties and confirmations in the confirmation letters or other similar written documents submitted to us and signed by any of the PRC Entities and/or their senior management are true and authentic; (e) other than the PRC residents and entities relevant to any of the documents or to such other documents as referred to in the opinion which are incorporated or established under the laws of the PRC, all other parties have the requisite power and authority to enter into, and have duly executed and delivered the documents and performed their obligations thereunder; and (f) all such documents constitute legal, valid, binding and enforceable obligations on the parties thereto under the laws (other than the laws of the PRC) by which they are expressed to be governed.

1.2 In addition, we have assumed and have not verified the accuracy as to factual matters in the documents and representations made to us by any of the PRC Entities. We have not investigated whether or not the statements, certificates, approvals, answers, replies and other documents (excluding the Transaction Documents) issued by, among others, government authorities have gone through all necessary review, investigation, discussion and examination/approval procedures as required by law or internal policy and we will not, therefore, be liable for any untruthfulness, inaccuracy, incompleteness or lack of integrity in respect of the content of any of such documents.

1.3 This legal opinion is rendered on the basis of the PRC laws, rules, regulations and judicial interpretations which are publicly available and in effect as of the date of this legal opinion (the “PRC Laws”). There is no assurance that any of such laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect and any such changes, amendments or replacements may be made by the central or local legislative, administrative and judicial authorities of the PRC and may become effective immediately on promulgation.

1.4 We do not purport to be experts on and do not purport to be generally familiar with or qualified to express legal opinions in whatsoever manner on, or do not bear any legal liabilities for, any other issue(s) concerning the PRC Entities’ financial statements, financial data, audits or appraisals. We do not purport to be experts on and do not purport to be generally familiar with or qualified to express legal opinions based on any law other than PRC Laws and accordingly express no legal opinion herein as to the laws of any jurisdiction other than the PRC. This legal opinion shall be governed by PRC Laws. In this legal opinion, any references to or descriptions of financial documents, audits, appraisals or legal issues under foreign laws are all cited from reports by professional institutions or written documents provided to us by the PRC Entities, and any such citation shall not constitute our acknowledgement of, legal opinions regarding or comments relating to such issues, whether expressed or implied.

1.5 This opinion is intended solely for use by the addressees in connection with matters related to the Offering and may not be used for any other purpose without our prior written consent.

2.	Definitions

In addition to the terms defined in the context of this opinion, the following capitalized terms used in this opinion shall have the meanings ascribed to them as follows:

2.1 “CSRC” means the China Securities Regulatory Commission (中国证券监督管理委员会);

2.2 “Governmental Agency” means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial body in the PRC, or anybody exercising, or entitled to exercise, any administrative, judicial, legislative, police, regulatory, or taxing authority or power of similar nature in the PRC;

2.3 “Governmental Authorizations” means any license, approval, consent, waiver, order, sanction, certificate, authorization, filing, disclosure, registration, exemption, permission, endorsement, annual inspection, clearance, qualification, permit or license by, from or with any Governmental Agency pursuant to any PRC Laws;

2.4 “M&A Rules” means the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors promulgated by six PRC regulatory agencies, including the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the CSRC, and the State Administration of Foreign Exchange, which became effective on September 8, 2006 and was amended on June 22, 2009 by the Ministry of Commerce;

2.5 “Overseas Listing Trial Measures” means the Trial Administrative Measures of the Overseas Securities Offering and Listing by Domestic Companies(《境内企业境外发行证券和上市管理试行办法》) promulgated by the CSRC on February 17, 2023, which became effective on March 31, 2023;

2.6 “PRC Subsidiaries” means Shandong Naxin Ecological Environment Engineering Co., Ltd. and Shandong Dingxin Ecology Environmental Co., Ltd.；

2.7 “2024 Negative List” means Special Administrative Measures (Negative List) for Foreign Investment Access (Edition 2024), promulgated by the Ministry of Commerce and The National Development and Reform Commission of the PRC, which took effect on November 1, 2024.

2.8 “Cybersecurity Review Measures” means Cybersecurity Review Measures (2021), adopted upon deliberation on November 16, 2021 at the 20th administrative meeting of the Cyberspace Administration of China in 2021, with the consent of the National Development and Reform Commission, the Ministry of Industry and Information Technology, the Ministry of Public Security, the Ministry of State Security, the Ministry of Finance, the Ministry of Commerce, the People’s Bank of China, the State Administration for Market Regulation, the National Radio and Television Administration, the China Securities Regulatory Commission, National Administration of State Secrets Protection and the State Cryptography Administration, which took effect on February 15, 2022.

Capitalized terms used herein and not otherwise defined herein shall have the same meanings described in the Registration Statement.

3.	Legal Opinion

Based on the foregoing, we are of the opinion that:

3.1 With Respect to the Corporate Structure. The Company does not have any contractual arrangements to establish a variable interest entity (“VIE”) structure with any entity in China. The ownership structure of the Company and PRC Subsidiaries currently does not and immediately after giving effect to the Offering, will not result in any violation of the applicable PRC Laws, and is currently valid, binding and enforceable in accordance with applicable PRC Laws.

3.2 M&A Rules. The M&A Rules, among other things, purport to require CSRC approval prior to the listing and trading on an overseas stock exchange of the securities of an offshore special purpose vehicle established or controlled directly or indirectly by PRC companies or individuals and formed for the purpose of overseas listing through the acquisition of PRC domestic interests held by such PRC companies or individuals. Based on our understanding of the explicit provisions under PRC Laws, the CSRC’s approval is not required under the M&A Rules for the Offering. However, there are substantial uncertainties regarding the interpretation and application of the M&A Rules, other PRC Laws and future PRC laws and regulations, and there can be no assurance that any Governmental Agency will not take a view that is contrary to or otherwise different from our opinion stated herein.

3.3 Overseas Listing Trial Measures. According to the Overseas Listing Trial Measures, the Company is required to file with the CSRC within 3 working days after completing the closing of the Offering (the “CSRC Filing”) . Other than the CSRC Filing, there is no specific requirement for the Company to obtain any approval, consent, permit, authorization, filing, registration, exemption, certificates, permission, waiver, endorsement, annual inspection, qualification or license from any Government Agency for the Offering under the applicable PRC Laws.

3.4 Enforceability of Civil Procedures. The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the British Virgin Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against a company or its directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the British Virgin Islands.

3.5 Cybersecurity Review Measures. The Cybersecurity Review Measures provide that, in addition to “critical information infrastructures” (“CIIOs”) that intend to purchase Internet products and services, online platform operators engaging in data processing activities that affect or may affect national security must be subject to cybersecurity review by the Cybersecurity Review Office of the PRC. The Cybersecurity Review Measures further require that online platform operators that possess personal data of at least one million users must apply for a review by the Cybersecurity Review Office of the PRC before conducting listings in foreign countries. The Company and the PRC subsidiaries are not an operator of CIIOs or an online platform operator that possesses over one million users’ personal information. Therefore, neither the Company or the PRC subsidiaries are required to go through a cybersecurity review with the Cyberspace Administration of China.

3.6 PRC Laws. Statements under the captions “Prospectus Summary”, “Risk Factors”, “Enforceability of Civil Liabilities”, and “Legal Matters” set forth in the Registration Statement, to the extent that they constitute maters of PRC Laws or summaries of legal matters under PRC Laws, in each case insofar as such statements describe or summarize the PRC legal or regulatory matters, constitute our opinions on such matters, which are fairly disclosed and correctly set forth therein, and stated clearly the material facts necessary to make the statements in light of the circumstances under which they were made.

4.	Qualifications

Our opinion expressed above is subject to the following qualifications:

4.1 Our opinion is limited to the PRC Laws of general application on the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than the PRC.

4.2 The PRC Laws referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect.

4.3 Our opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (iii) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or calculation of damages; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

4.4 This opinion is issued based on our understanding of the current PRC Laws. For matters not explicitly provided under the current PRC Laws, the interpretation, implementation and application of the specific requirements under the PRC Laws are subject to the final discretion of competent PRC legislative, administrative and judicial authorities, and there can be no assurance that the Government Agencies will ultimately take a view that is not contrary to our opinion stated above.

4.5 We may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the PRC Subsidiaries and PRC government officials.

4.6 This opinion is intended to be used in the context which is specifically referred to herein. Each paragraph shall be construed as a whole and no part shall be extracted and referred to independently.

4.7 As used in this opinion, the expression “to our best knowledge” or similar language with reference to matters of fact refers to the current actual knowledge of the attorneys of this firm who have worked on matters for the Company in connection with the Offering and the transactions contemplated thereunder. We have not undertaken any independent investigation to determine the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the rendering of this opinion.

5.	Consent

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement. In giving such consent, we do not thereby admit that we come within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations of the SEC promulgated thereunder.

Yours faithfully,

/s/ Guantao Law Firm

Guantao Law Firm